EX-99.B-77G


            WADDELL & REED ADVISORS MUNICIPAL HIGH INCOME FUND, INC.

SUB-ITEM 77G(a):  Defaults on senior securities

1.   Myrtle Creek Oregon Building Authority

$3,000,000   8.000%   Myrtle Creek Golf Course Project Revenue Bonds
due 6/1/21
CUSIP 628599AA0
This is a monetary default
Default date is June 30, 1999
Amount of default per $1,000 face amount is $387
Total amount of default is $1,160,000

2.   Upper Cumberland Tennessee Gas Utility

$1,400,000   7.000%   Gas Systems Revenue Bonds
due 3/1/16
CUSIP 915627AL7
This is a monetary default
Default date is September 30, 2000
Amount of default per $1,000 face amount is $251
Total amount of default is $351,167

3.   AP Green Refractories Project

$900,000 8.600% Callaway County MO IDA Revenue Bonds due 11/01/14
CUSIP 131168AB2
This is a monetary default
Default date is May 30, 2002
Amount of default per $1,000 face amount is $165
Total amount of default is $148,350

$1,600,000 8.500% Oklahoma Ordinance Works Authority Revenue Bonds due 05/01/08
CUSIP 679068AQ9
This is a monetary default
Default date is May 30, 2002
Amount of default per $1,000 face amount is $163
Total amount of default is $260,667

4.   CF Processing L.C. Creston Iowa

$5,000,000 8.000% Creston IA Industrial Development Revenue Bonds due 8/01/26
CUSIP 226263AU5
This is a monetary default
Default date is March 2, 2003
Amount of default per $ 1,000 face amount is $93
Total amount of default is $466,667

5.   Fort Walton Beach FL

$1,160,000 10.500% Fort Walton Beach FL Industrial Development Revenue Bonds due 12/1/16
CUSIP 349131AY8
This is a monetary default
Default date is December 30, 2002
Amount of default per $ 1,000 face amount is $140
Total amount of default is $162,400

6.   New Castle PA Area Hospital Authority

$703,564 6.500% New Castle Area Hospital Authority Bonds due 11/15/09
CUSIP 643434DL4
This is a monetary default
Default date is December 14, 2002.
Amount of default per $ 1,000 face amount is $149
Total amount of default is $104,911